ADDvantage Technologies Reports Financial Results for Fourth Quarter and Year End Fiscal 2020
Carrollton, Texas, December 16, 2020 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported its financial results for the three and twelve months ended September 30, 2020.

ADDvantage’s Chief Executive Officer, Joe Hart, commented “With 2020 being a challenging global business environment, ADDvantage Technologies group was identified as an “essential service” as we provide critical infrastructure in building and supporting communications services. We have been resilient in our cost and cash management as we had significant hurdles to overcome in both our Telco and Wireless business during fiscal year 2020. These hurdles were primarily driven by the shift to remote work as offices shut down impacting our Telco business and closure of special outdoor event or large gathering events impacting our Wireless business.

“During this business environment, we wanted to accomplish three strategic imperatives in strengthening our balance sheet for sustainable growth.

“First, we wanted to increase our overall cash position and did so by increasing our cash holdings to over $8 million while maintaining working capital[1] at over $11 million.

“Second, we wanted to use this environment to reshape our Telco and Wireless business for expanded growth plus drive a more nimble and leaner business model by reducing overhead and direct expenses. For Telco, we took major write-downs of Goodwill, Intangibles and Inventory at over $11 million. This action made our Telco business nimble and more competitive in both a COVID and post-COVID business environment. For growth, we invested in our Wireless business by increasing our revenue coverage model by adding resources in sales and back office in supporting the increase 5G build opportunities. For Telco growth, we completed our investment for a new facility for our Triton business in improving efficiencies and employee work environment while allowing for expansion.

“Third, continue to attract and retain great people to support growth. In fiscal year 2020, we rewarded key functional team members with restricted stock awards tied into the financial success of the company and shareholder returns. We added new talent within our Executive leadership team that, from experience, know how to scale through growth while working within a lean operation. Overall, our people drive our business and continue to excel during these challenging times.

“With these FY2020 strategic imperatives we continue to transform our business model by streamlining our expenses and improving our operational efficiency and positioning the Company for growth and profitability as the 5G transformation accelerates. Over the past year, we have improved gross margins by more than 1,500 basis points, and eliminated approximately $0.5 million in quarterly operating expenses, resulting in a significant narrowing of our loss from operations.

“We continue to improve our liquidity, with cash in excess of $8 million and working capital over $11 million in preparing for 5G growth. We are seeing clear signs that the 5G transformation will begin in earnest in 2021, and we are well-positioned to capture a meaningful share of the tower work related to this important project in the geographic areas we currently serve. Apple recently released the new 5G capable handset, providing the clearest indication yet of the impending 5G opportunity. With all of the Carriers advertising 5G services, the actual long-term upgrade of the networks is just about to begin in 2021. These 3G, 4G and now 5G cycles typically last 7-10 years and require major Capex spend by every Carrier principally in the first 5 years of each cycle.

“Our Telco business delivered the strongest quarter of the fiscal year in Q4 as spending started to return to normal after pandemic cutbacks, giving us optimism as we head into our new fiscal year. We anticipate double-digit revenue growth for our business in fiscal 2021 and anticipate reaching positive net income on a quarterly basis by the end of the year. We enter 2021 with a lean and efficient organization, strategically positioned throughout the middle of the country, with strong relationships with the leading Wireless Carriers and Telco clients and we have significantly improved our liquidity to execute our growth strategy. We are already starting to see wireless activity picking up in our southwest region, another positive indicator. All indications from trade news and industry press releases are that 5G network construction will be in full swing by midyear 2021.”

Financial Results for the Three Months ended September 30, 2020

Fourth quarter sales decreased to $12.2 million compared with $17.9 million for the three months last year a decrease of 31%. The decrease of $5.3 million in the Wireless segment compared to the prior year quarter was the result of the impact of COVID business environment and 5G delays in infrastructure spending from the major U.S. carriers. Traditionally the Wireless segment has earned $4 to 5 million in revenue for the construction and deployment of large complex temporary cell sites during the summer months for county fairs, air shows, and large events such as the Democratic National Convention in Milwaukee, Indy 500, World Series, etc. which were either rescheduled or cancelled in 2020.

We also experienced a decline in sales in the Telco segment of $0.4 million resulting from a decrease in equipment sales at Triton, which sells office telephone and IP products for enterprise networks, as most large offices were closed during the quarter also as a result of the COVID-19 pandemic.
Even with a $5.6 million sales decrease, gross profit increased $0.7 million to $4.4 million compared with a gross profit of $3.7 million for the same quarter last year. The increase was primarily due to Telco segment profit improving by $1.2 million, partially offset by the Wireless segment margin decrease of $0.5 million. Gross profit margin improved to 36% from 21% from the prior year fourth quarter due to 2,000 basis point improvement in the Wireless services group and a 1,700 basis point improvement in the Telco business.
Operating expenses decreased $0.5 million to $1.9 million for the quarter ended September 30, 2020 compared with $2.4 million the same period last year, as a result of cost reduction efforts in our Wireless segment.
Selling, general and administrative expenses for the quarter increased $0.6 million to $3.2 million compared with $2.6 million for the same quarter last year. This increase was due to an investment in building out a sales team for the Wireless segment.
Net loss for the quarter was $1.0 million, or a loss of $0.09 per diluted share, an improvement of $0.6 million, compared with a net loss of $1.6 million, or a loss of $0.15 per diluted share for the same quarter last year.

Adjusted EBITDA loss for the quarter was $0.1 million compared with an Adjusted EBITDA loss of $0.9 million for the same quarter last year.

[1] Working Capital is defined as Current Assets minus Current Liabilities

Financial Results for the Fiscal Year Ended September 30, 2020

Overall sales decreased 9% to $50.2 million compared with $55.1 million last year. The decrease in sales was driven principally by the global COVID-19 pandemic and investment delays in 5G network build-outs. Sales for the Wireless segment decreased $1.6 million to $21.4 million for the year compared with $23.0 million in the prior year. Wireless was significantly impacted during the summer months by crowd safety restrictions due to COVID-19. Traditionally Fulton has earned significant revenues for the construction and deployment of large complex temporary cell sites for summer and fall festivals, county fairs, air shows, and large events like the Democratic National Convention in Milwaukee, Indy 500, World Series, etc. which were cancelled or rescheduled this year.

Sales for the Telco segment decreased 10% to $3.4 million to $28.8 million for the year compared with $32.2 million last year. The decrease in sales resulted primarily from Telcom and IP office equipment as customers delayed build-out of new office space and upgrades of office space communications equipment as employees were sent home to work during 2020.

Annual gross profit decreased 1% or $1.8 million to $11.7 million compared with $13.5 million for the prior year, primarily related to the Telco segment, for which gross profit decreased $2.0 million as a result of an increase in our reserve for inventory obsolescence, in the second quarter partially offset by an increase in gross profit of $0.2 million in the Wireless segment as a result of operational cost reduction efforts in the second half of fiscal 2020.

Operating expenses for the year increased $1.8 million to $8.2 million compared with $6.4 million last year. The increase is attributable to having four full quarters of Wireless expense in 2020 versus three quarters in 2019, as the Fulton acquisition concluded in the second quarter of 2019. Additionally, the Company incurred one-time facility costs as a result of moving into Triton’s new facility in the first fiscal quarter of 2020 and additional operating personnel costs.
Selling, general and administrative expenses increased $1.3 million to $11.2 million for the year compared with $10.0 million last year. Of this increase, $0.9 million is attributable to having four full quarters of Wireless expense in 2020 versus three quarters in 2019, as the Fulton acquisition concluded in the second quarter of 2019. This increase is partially offset by a decrease in $0.4 million in general and administrative personnel costs in the Telco segment.
Impairment of intangibles including goodwill was $8.7 million in the Telco segment in the second fiscal quarter. The Company determined that changes in the economy related to the COVID-19 pandemic and the continued losses experienced in the Telco segment had caused the carrying amounts on our books for intangible assets, including goodwill, to exceed their fair values. Therefore, after performing the appropriate valuations, the Company recorded a $3.9 million impairment charge for intangible assets and $4.8 million for goodwill in the Telco segment.

Net loss for the year was $17.3 million, or loss of $1.55 per diluted share, compared with a net loss $5.3 million, or loss of $0.51 per diluted share, for the prior year. The current year net loss includes one-time charges to the Telco segment including the $8.7 million write-off of intangible assets and goodwill and a $0.7 million impairment related to a right of use asset for a facility that we no longer use. Also in the Telco segment, the Company had inventory obsolescence charges of $1.8 million for the year compared to $0.7 million for prior year. The Company recognized a $1.2 million tax benefit for the year ended 2020, compared to a tax benefit of $13 thousand for the prior year. The prior-year included approximately $1.3 million in losses from discontinued operations.

Adjusted EBITDA for the year was a loss of $7.0 million compared with a loss of $2.3 million for the same period of 2019.
Balance sheet
Cash and cash equivalents were $8.4 million as of September 30, 2020, compared with $1.6 million as of September 30, 2019. As of September 30, 2020, the Company had inventories of $5.8 million, compared with $7.6 million as of September 30, 2019.
Outstanding debt was $8.0 million as of September 30, 2020 comprised of $2.8 million on a revolving line of credit (LOC), $4.2 million of notes payable and $1.1 million in financing leases compared with no debt as of September 30, 2019. At September 30, 2020, notes payable were comprised of $1.2 million notes payable with our primary banker, which correlate to payments that we will receive from the $3.8 million promissory note receivable balance from the 2019 sale of our cable business, and $2.9 million on our Payroll Protection Plan (PPP) loan. We have applied for forgiveness of the PPP loan.
Earnings Conference Call

Date: Thursday, December 17, 2020
Time: 9 a.m. Eastern
Toll-free Dial-in Number: 1-855-327-6837
International Dial-in Number: 1-631-891-4304
Conference ID: 10012176

A replay of the conference call will be available through December 31, 2020.
Toll-free Replay Number:      1-844-512-2921
International Replay Number:      1-412-317-6671 (international).
Replay Passcode:      10012176

An online archive of the webcast will be available on the Company's website for 30 days following the call.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.
ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.
Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right of use assets, intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Management believes providing Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30,
(in thousands, except share amounts)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$8,265	$1,242
Restricted cash	108	352
Accounts receivable, net of allowances of $250 and $150, respectively	3,968	4,827
Unbilled revenue	590	2,691
Promissory note, current	1,400	1,400
Income tax receivable	1,283	21
Inventories, net of allowance of $3,054 and $1,275, respectively	5,756	7,626
Prepaid expenses and other current assets	884	806
Total current assets	22,254	18,965
Property and equipment, at cost:
Machinery and equipment	3,500	2,476
Leasehold improvements	720	191
Total property and equipment, at cost	4,220	2,667
Less: Accumulated depreciation	(1,586)	(836)
Net property and equipment	2,634	1,831
Right-of-use assets	3,758	—
Promissory note, long-term	2,375	4,975
Intangibles, net of accumulated amortization	1,425	6,003
Goodwill	58	4,878
Other assets	179	176
Total assets	$32,683	$36,828

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,472	$4,731
Accrued expenses	1,499	1,618
Deferred revenue	113	97
Bank line of credit	2,800	—
Notes payable, current	1,709	—
Right-of-use obligations, current	1,275	—
Finance lease obligations, current	285	—
Other current liabilities	41	758
Total current liabilities	11,194	7,204
Note payable	2,440	—
Right-of-use obligations, long-term	3,310	—
Finance lease obligations, long-term	791	—
Other liabilities	15	177
Total liabilities	17,750	7,381
Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 11,822,009 and 10,861,950 shares issued, respectively; 11,822,009 and 10,361,292 shares outstanding, respectively	118	109
Paid in capital	(2,567)	(4,377)
Retained earnings	17,382	34,715
Treasury stock, zero and 500,658 shares, at cost at September 30, 2020 and 2019, respectively	—	(1,000)
Total shareholders’ equity	$14,933	$29,447

Total liabilities and shareholders’ equity	$32,683	$36,828

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(Unaudited)

	Three months ended September 30,			Years ended September 30,
(in thousands except share and per share amounts)	2020	2019		2020	2019
Sales	$12,239	$17,859		$50,182	$55,118
Cost of sales	7,883	14,188		38,502	41,660
Gross profit	4,356	3,671		11,680	13,458
Operating expenses	1,890	2,421		8,166	6,364
Selling, general and administrative expense	3,153	2,577		11,249	9,962
Impairment of right-of-use asset	—	—		660	—
Impairment of intangibles including goodwill	—	—		8,714	—
Depreciation and amortization expense	357	383		1,554	1,453
Gain on disposal of assets	133	345		133	345
Loss from operations	(911)	(2,055)		(18,530)	(3,976)
Other income (expense):
Interest income	63	96		321	96
Interest expense	(70)	(11)		(254)	(80)
Income from equity method investment	—	61		41	136
Other expense, net	(73)	(342)		(160)	(224)

Total other expense	(80)	(196)	(196)	(52)	(72)

Loss before income taxes	(991)	(1,562)		(18,582)	(4,048)
Income tax benefit	(13)	—		(1,249)	(13)
Loss from continuing operations	(978)	(1,562)		(17,333)	(4,035)

Loss from discontinued operations, net of tax	—	—		—	(1,267)

Net loss	$(978)	$(1,562)		$(17,333)	$(5,302)

Loss per share:
Basic and diluted
Continuing operations	$(0.09)	$(0.15)		$(1.55)	$(0.39)
Discontinued operations	—	—		—	(0.12)
Net loss	$(0.09)	$(0.15)		$(1.55)	$(0.51)
Diluted
Continuing operations	$(0.09)	$(0.15)		$(1.55)	$(0.39)
Discontinued operations	—	—		—	(0.12)
Net loss	$(0.09)	$(0.15)		$(1.55)	$(0.51)
Shares used in per share calculation:
Basic and diluted	11,163,660	10,361,292		11,163,660	10,361,292

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring charge, stock compensation expense, other income, other expense, interest income and income from equity method investment.  Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
A reconciliation by segment of loss from operations to Adjusted EBITDA follows:

	Three months ended September 30, 2020				Three months ended September 30, 2019
	Wireless	Telco	Corp	Total	Wireless	Telco	Corp	Total
Loss from operations	$(283)	$(743)	$115	$(911)	$99	$(1,258)	$(206)	$(1,366)
Depreciation and amortization expense	158	177	22	357	82	296	5	383
Impairment of intangibles including goodwill	—	—	—	—	—	—	—	—
Impairment of right of use asset	—	—	—	—	—	—	—	—
Stock compensation expense	(53)	(94)	554	407	31	16	—	47
Adjusted EBITDA (a)(b)	$(178)	$(660)	$691	$(147)	$211	$(946)	$(201)	$(936)

	For the year ended September 30, 2020				For the year ended September 30, 2019
	Wireless	Telco	Corp	Total	Wireless	Telco	Corp	Total
Loss from operations	$(4,420)	$(14,226)	$115	$(18,531)	$(1,469)	$(2,300)	$(204)	$(3,974)
Depreciation and amortization expense	620	912	22	1,554	254	1,194	5	1,453
Impairment of intangibles including goodwill	—	8,715	—	8,715	—	—	—	—
Impairment of right of use asset	—	660	—	660	—	—	—	—
Stock compensation expense	11	9	554	574	62	137	—	199
Adjusted EBITDA (a)(b)	$(3,789)	$(3,931)	$692	$(7,028)	$(1,153)	$(970)	$(199)	$(2,322)
(a)The Wireless segment includes acquisition expenses of $0.2 million and integration expenses of $0.3 million for the year ended September 30, 2019, related to the acquisition of Fulton.
(b)The Telco segment includes an inventory obsolescence charge of $1.8 million and $0.7 million for the years ended September 30, 2020 and 2019, respectively.  In addition, the Telco segment includes a lower of cost or net realizable value charge of $0.1 million and $0.7 million for the years ended September 30, 2020 and 2019, respectively.